Exhibit 99.2

FINAL TRANSCRIPT

FRP - Q2 2009 FairPoint Communications, Inc. Earnings Conference Call

Event Date/Time: Aug 06, 2009 / 12:30PM GMT

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CORPORATE PARTICIPANTS

Brett Ellis

FairPoint Communications, Inc. - VP-Financial Reporting and IR

David Hauser

FairPoint Communications, Inc. - CEO

Al Giammarino

FairPoint Communications, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Ana Goshko

Bank of America Securities - Merrill Lynch - Analyst

David Sharret

Barclays Capital - Analyst

Michael Funk

Bank of America Securities - Merrill Lynch - Analyst

Thomas Egan

JPMorgan & Chase Co. - Analyst

Matt Swope

Broadpoint Capital - Analyst

Eric Hsieo

Silverlake Financial - Analyst

PRESENTATION

Operator

Good morning. My name is Lori and I will be your conference operator. At this time, I’d like to welcome everyone to the FairPoint Communications Second Quarter 2009 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session.

I would now like to turn the call over to Mr. Brett Ellis, Vice President of Financial Reporting and Investor Relations. Sir, you may begin your conference.

Brett Ellis - FairPoint Communications, Inc. - VP-Financial Reporting and IR

Thank you. Good morning, everyone, and thank you for joining the FairPoint second quarter earnings conference call.

Participating on today’s call are David Hauser, our Chief Executive Officer; Peter Nixon, our President; Al Giammarino, our Chief Financial Officer; and Jeff Allen, our Executive Vice President of Northern New England Operations.

Before we begin I’d like to remind you that certain statements made during this conference call which are not based on historical fact may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements.

Such factors include those risks described from time to time in FairPoint’s filings with the Securities and Exchange Commission including without limitation the risks described in FairPoint’s most recent quarterly report on Form 10-Q on file with the Securities and Exchange Commission. All information is current as of the date of this earnings call and FairPoint undertakes no duty to update this information.

Having said this, allow me to introduce David Hauser, our Chairman and CEO. David.

David Hauser - FairPoint Communications, Inc. - CEO

Thank you, Brett. Good morning everyone. Since this is my first earnings call as CEO of FairPoint Communications, I wanted to start off by letting you know that I am excited to be here. And by the way, here for me right now is beautiful Portland, Maine, and I look forward to working with each of you in the future.

I am going to focus my remarks on three key areas. First, I will give you a high-level overview of my background. Second, I will give you an update on the business and our near-term priorities. Third, I will briefly discuss the second quarter results and where we stand on our debt restructuring. Then I will turn it over to Al Giammarino for a more detailed discussion of the financial results.

So let me tell you a little bit about my background. I joined Duke Energy in 1973. Until July 1, I spent almost my entire career at Duke. I held numerous positions throughout the company including running Duke’s international business. I also managed the fleet, warehousing and procurement divisions and served as treasurer for several years before being named chief financial officer.

My career at Duke enabled me to gain substantial financial and operational experience. And I worked hard to earn credibility within the financial community.

I believe you will find that I pride myself on being transparent. And I stand by and deliver on my commitments. As you all know, I served as a member of FairPoint’s Board for the past four years, which is helping me transition very quickly to my new role.

I took this job because I saw it both as a great opportunity and a great challenge. I wouldn’t be here if I did not believe that we could make FairPoint a vibrant and successful company.

Now let me talk briefly about our current situation, particularly with respect to the complex systems cutover that was initiated at the end of January. My sense in the short time that I have been here is that a great deal of effort has been expended in resolving the cutover issues and most of them are behind us.

Provisioning of new orders has increased steadily and the backlog of orders has been significantly reduced. Billing cycles are completely caught up and are processing on a normal schedule.

We are, however, continuing to experience some challenges in billing for large business customers where the services and bills tend to be much more complex. We are continuing to work through these issues on a priority basis.

Call volumes into our consumer service centers have also been significantly reduced and are back to normal levels. However, the cutover issues have caused damage to our reputation in the marketplace and rightly so. And this will take some time to overcome.

With that said, rather than continuing to focus on what has happened in the recent past, we are going to focus all of our attention on what we can do to restore FairPoint’s reputation in the marketplace and to put the Company on a sound financial footing.

In the near term, we have three immediate areas of focus. The first is to improve our customer service. Our customers are the life’s bread of this Company and we need to make sure they are receiving the quality of service they deserve. In order to do that, we need to continue to make improvements to our systems which will allow us to service our customers more effectively and efficiently.

With that in mind, I recently named Vicky Weatherwax to the position of Vice President of Internal Business Solutions. In that role, her focus is to ensure that we have the right processes and procedures in place around our systems from the initial entering of orders into the system all the way through the billings and collections, and that all of the systems are operating in a seamless and efficient fashion.

Vicky is reporting directly to me in this new role. And I will ensure that she has the resources and support across the organization to successfully execute in this critical role.

I have also named Jeff Allen as head of northern New England operations. Jeff was previously responsible for our regulatory and government relations activities in northern New England. Jeff has significant operational experience and will be focused on improving the efficiency and effectiveness of our operations across northern New England, including all customer facing activities.

The second area of focus is growing revenue. We believe there is a tremendous opportunity in the business market across northern New England, particularly in the small to medium segments of the market. These segments account for a significant portion of the overall business market and they were historically largely overlooked by our predecessor.

We have already significantly increased the size of our sales force, allowing us to focus on these important customer segments and the initial customer response has been quite encouraging. We also believe that there is pent-up demand for faster broadband capability as well as demand in unserved markets.

As evidence of that, after having been out of the market from an advertising and promotion standpoint for the past five months as a result of the systems cutover, we recently initiated a new broadband marketing campaign in northern New England and the early results have shown a 20 to 25% increase in monthly new broadband connections over the time period when we had no advertising in the marketplace. Our next-generation network will help to drive these revenue growth opportunities by enabling us to provide a new suite of IP-based business services, and enhancing our broadband capability and coverage over time.

The core backbone of this new broadband network is scheduled to be completed later this year; and we are making good progress. In fact, we successfully turned on our first ring of the NGN network in the Milton/Burlington, Vermont area just a week ago.

The third area of focus is our cost structure.

We are aggressively focusing on reducing costs across the Company. The most immediate area of focus has been to eliminate as quickly as possible all costs related to the cutover and post-cutover activities.

In the second quarter we incurred nearly $9 million of cutover-related cost which is about one half of the level incurred in the first quarter. These costs have been trending down on a monthly basis as we have completed our restoration efforts.

We have also put into effect a hiring freeze and will continue with the salary freeze for all non-union employees that was put into effect at the end of 2008. We are also focusing aggressively on third-party contractor and other costs. We have instituted a zero-based budgeting approach in which all significant contracts must be justified to and approved by the Executive Committee.

Now turning to our operating results for the second quarter, which continued to be impacted by the issues related to the systems cutover as well as the weak economic environment. The rate of decline in access line equivalent increased to 3% in the second quarter compared with a 1.6% decline in the first quarter. While we are certainly disappointed with these results, the good news is that our internal analysis is indicating that the actual number of gross disconnects is well below the levels experienced over the past several quarters.

We believe this is reflective, at least in part, of the lack of promotional activity and as a result we have not added as many new customers as we have in the past. Once our marketing campaigns are fully in place we believe that we can meaningfully reduce the declining trend in our overall access lines.

Adjusted EBITDA was $99.9 million for the quarter compared to $123.2 million in the first quarter. The decrease reflects both the continued reduction in revenue as well as an increase in certain of our operating costs. I will go into that in more detail in a few moments.

Now the exchange offer and restructuring. In July, we successfully completed an exchange offer in which nearly 83% of our outstanding senior notes were tendered. This exchange offer, among other things, allows us to issue new notes as payment for interest during the second and third quarters of this year. This will reduce our cash interest expense for the second and third quarters of 2009 by approximately $28.8 million.

While we were pleased with the successful completion of the exchange offer, this represented only a first step in a more comprehensive debt restructuring. We have initiated discussions with our bondholders regarding a second step, which will likely involve a complete equitization of our senior notes. This step will result in a permanent reduction in our indebtedness and our ongoing debt service obligations. Once completed, we will be able to focus all of our attention towards profitability and growing the business in the future.

That said, I expect that these will be difficult negotiations and consequently, we cannot be sure that we will reach a satisfactory agreement with the senior bondholders. If we are not successful in these negotiations, and if we do fall out of compliance with the covenants in our bank credit facility, it is possible that we will need to file for protection under Chapter 11 of the Bankruptcy Code.

So let me conclude my comments by leaving you with a few final thoughts. First I firmly believe there are opportunities, both on the revenue side to grow the business and through cost reductions, to make FairPoint a vibrant company. I would not have taken the CEO role if I didn’t believe that.

Secondly, we plan to work extremely hard in the near term to improve customer service and restore our reputation in the communities we serve and also to turn around the declining revenue trends and to improve our cost structure and profitability.

And, finally, we will continue to move forward very quickly to address our overleveraged balance sheet by restructuring our capital structure.

With that I will turn the call over to Al who will cover our financial results in more detail.

Al Giammarino - FairPoint Communications, Inc. - CFO

Thanks, David. Good morning, everyone.

access line and customer metrics, revenues, adjusted EBITDA, cash flow and liquidity, and then finally I will talk a little bit about our debt covenants.

So let me begin with some comments regarding our access line and customer metrics. Overall, total access line equivalents stood at more than $1.6 million at the end of the second quarter which represented a decline of 9.3% over the past 12 months. During the second quarter, our consolidated access line equivalents decreased 3% compared with a decline of 1.6% in the first quarter. The 1.6% Q1 decline is normalized for a one-time improvement, resulting from the systems cutover which we talked about last quarter.

In the Northern New England operations, access line equivalents declined by 3.6% compared with a 1.8% decline in the first quarter of 2009, again after adjusting for the one-time improvements associated with the systems cutover.

In our Legacy FairPoint markets, we experienced a sequential quarter-over-quarter improvement as our access line equivalents increased by 0.2% in the second quarter compared with a 0.8% decline in the prior quarter. This reflected both continued growth in high-speed data subscribers across our legacy markets, as well as a slowing of the decline in business access line losses compared with the first quarter.

Turning to high-speed data subscribers, in Legacy FairPoint we experienced a solid 3.4% increase during the second quarter while high-speed data subscribers in our Northern New England operations declined by 3.3%.

Now while the second quarter does typically include some positive seasonality impact, this again demonstrates that in our legacy markets where we have been actively promoting DSL service through bundled offerings, we are continuing to gain broadband customers.

High-speed data penetration reached 37.5% in our legacy markets and we now have more than one half of our data subscribers in a bundled package compared with a low 40% range just a year ago.

On the other hand, the results in Northern New England reflect the lack of promotional activity in those markets as a result of the cutover issues that we have experienced. Now that we have worked through many of the issues associated with cutover, as David mentioned a minute ago, we are beginning to roll out new marketing initiatives and we expect to begin to see a turnaround in this trend in the coming quarters.

Turning to revenue, as you know, our consolidated revenue for the second quarter was $299.6 million or 3.9%, lower than the $311.6 million reported in the first quarter. This was primarily driven by the continued access line losses coupled with the effects of a weak economy.

Operating expenses excluding depreciation and amortization for the quarter were down $16.9 million compared to the first quarter of 2009 and that reflects the termination of the transition services agreement with Verizon at the end of January and a reduction in other cutover-related costs. Cutover-related costs totaled $8.7 million in the quarter compared with $35.3 million in the prior quarter which included $15.9 million related to the January TSA payment made to Verizon.

If you exclude transition services and other cutover-related costs, our quarter-over-quarter operating expenses increased by $9.7 million. This increase reflected, in part, one additional month of cost that we incurred in the second quarter compared with the first quarter for services that were previously provided under the TSA with Verizon which, as I mentioned a minute ago, was terminated at the end of January.

Also contributing to the higher cost were quarter-over-quarter increases in bad debt expenses of about $3.2 million and $1.2 million of costs paid to advisors in connection with our debt restructuring efforts.

Moving down to adjusted EBITDA, consistent with what we did in Q1, in our earnings release we have provided two adjusted EBITDA amounts. One is determined in a manner that is consistent with the definition contained in our bank credit agreement and is identified as covenant-adjusted EBITDA. This measure reflects all adjustments that are permitted under the credit agreement.

The second measure of adjusted EBITDA is intended to help provide you with an operating or run rate adjusted EBITDA if you will, which differs from adjusted EBITDA for covenant purposes in a couple of ways.

The first difference involves non-TSA cutover-related costs. As we mentioned last quarter, we exceeded the cumulative limit of $61 million for the add-back of these cutover-related costs for covenant purposes. As a result the $8.7 million of cutover-related costs that we incurred during this quarter cannot be added back to covenant-adjusted EBITDA. However, to enable you to better assess our expected ongoing EBITDA run rate, we have added back the full $8.7 million of cutover-related costs to arrive at adjusted EBITDA on a run rate basis.

In addition in Q1, you will recall that we made an adjustment to add back a non-cash accrual for the full year impact of 2009 vacation pay, which is earned on January 1 of each year by our employees in the Northern New England operations. This non-cash accrual is reduced throughout the year as employees use their vacation time. And, therefore, we have adjusted — we have reduced adjusted EBITDA accordingly in the second quarter, to give effect to that utilization.

And, finally, we have made an adjustment for advisory fees incurred in connection with our debt restructuring efforts, as well as a modest amount of severance costs that we incurred during the quarter. With these adjustments, for the quarter we reported adjusted EBITDA of $99.9 million compared with $123.2 million for the first quarter of 2009. The quarter-over-quarter decline primarily reflects the reduced level of revenue and the higher operating expenses that I mentioned a few minutes ago.

On a covenant basis, adjusted EBITDA for the second quarter was $90.9 million down from $125.1 million in Q1. In addition to the items that I just mentioned, also contributing to this decline is the absence of a $15 million gain which was realized during the first quarter as a result of the settlement that we reached with Verizon.

With that, let me turn to cash flow and liquidity. Cash flow from operations for the first half of 2009 totaled $28.1 million. Operating cash flow was negatively impacted by nearly $44 million of expenses related to the systems cutover activities as well as an increase in accounts receivable of approximately $29 million before considering the change in the allowance for uncollectibles.

The increase in accounts receivable largely reflects a slowdown in our collection efforts as a result of the cutover issues as well as delays in the availability of software functionality supporting our collection activities. This system’s functionality has recently become available and we are now executing our collection treatment processes, including meeting with our large business customers in an effort to collect past due balances.

Excluding the impact of these two items, cash flow from operations would have been $101 million for the first half of the year. Now we also made cash interest payments totaling $107 million during the first half, which reduced cash flow from operations as well.

Capital expenditures for the quarter totaled $33 million. That is down significantly from the $58 million spent in the first quarter of the year. In the second quarter we repurchased senior notes with an aggregate principal value of $12 million for $4.2 million in cash. We also repaid an additional $9.1 million of principal under our term loan bank credit facility.

As a result of those actions, in total, we retired $21.1 million of outstanding debt during the quarter. At June 30, we had $2.4 million remaining available under our revolving credit facility which doesn’t include pending commitments for additional letters of credit totaling $1.5 million.

So from a liquidity standpoint, we ended the second quarter with about $81 million of cash on hand and remember that during the quarter we did receive permission from the state of New Hampshire to release approximately $50 million of previously restricted cash, which is now included in our operating cash balance.

Finally, regarding our debt covenants and credit ratios, as of June 30, after giving effect to the conversion of a portion of our cash interest expense to non-cash as a result of the exchange offer, we remain in full compliance with all of our debt covenants.

That said, in light of the operational difficulties that we have experienced during the first half of the year following cutover, the additional incremental cost that we have incurred to operate the business, and our resulting inability to execute fully on our 2009 operating plan and compete effectively in the market place, we expect that the recent exchange offer may not provide a sufficient reduction in cash interest expense to prevent a breach of our interest coverage covenant for the measurement period ending September 30.

In addition, we also expect that we may exceed the leverage ratio covenant for that measuring period as well. As a result, as David mentioned, we have initiated discussions with the senior note holders regarding a comprehensive restructuring of our capital structure which will be focused on reducing our debt and our ongoing debt service obligations.

So with that let me stop there and we will open the call for your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). Ana Goshko of Bank of America.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Hello and thank you very much for taking the question. On the revenue decline in the quarter, there was a 23% drop in long distance, and I keep looking at that number because I keep thinking I have it wrong. So please verify that I was right and could you comment on what drove that? And that is a sequential 23% decline per my math.

David Hauser - FairPoint Communications, Inc. - CEO

Thank you for the question, Ana. Al, do you want to take that one?

Al Giammarino - FairPoint Communications, Inc. - CFO

Your calculation is correct. What I would tell you is, there is continuing noise in our numbers on the revenue side, particularly in long distance. There were some out of period adjustments that would have negatively affected the Q2 long distance revenue number that more properly should have been reflected in Q1.

So if you normalize LD for those adjustments on a quarter-over-quarter basis, the decline is actually much more modest. We didn’t call that out in the 10-Q simply because they are offsetting adjustments in other revenue line items.

So when you look at our revenue overall, I would say that the effect of the out of period adjustments was relatively modest.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

So the impact in long distance was material, but because you had out of period adjustments on your other line items, the net effect of it on the total revenue is still about $300 million on a normalized basis?

Al Giammarino - FairPoint Communications, Inc. - CFO

Yes, I think that’s a fair assessment.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Okay. Where did you have the other —? I guess there must have been benefits.

Al Giammarino - FairPoint Communications, Inc. - CFO

Yes. It would’ve — the larger ones would have run through the access line. A couple of adjustments in local as well, you know, as we continue to clean up on the billing side and process billing adjustments. That is really what is driving some of the out of period adjustments in Q2.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Okay and then with this type of noise on the numbers, can you — is there any noise in the costs apart from the 8.7 and the restructuring that you called out in the EBITDA reconciliation? Or is there anything that was considered unusual in terms of the normalized costs that have come out of the quarter?

And then, secondly, you talked in the press release and comments about opportunity to cut costs. Can you size what you think the opportunity is and over what time frame?

David Hauser - FairPoint Communications, Inc. - CEO

Al, if you’ll take the first one I will take the second one.

Al Giammarino - FairPoint Communications, Inc. - CFO

Sure. In terms of unusual items in the cost space, nothing that was significant enough to warrant disclosure. Some minor adjustments, but modest in nature.

David Hauser - FairPoint Communications, Inc. - CEO

And on the second one we have not put a number out of the size of the cost reductions, but we do have an internal goal that I would call consequential of the cost reductions we are looking at. I would also say we are making substantial progress in those cost reductions, especially in the areas of outside contracts.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

And then a final question if I may. Just an update on what your access line and DSL trends are looking like so far in the third quarter? Are you seeing improvements based upon some of the promotions, etc., that are — you may be able to roll out?

David Hauser  — FairPoint Communications, Inc. - CEO

Let me deal with that. I think we are seeing substantial improvements on the DSL, due to the promotions. The promotions are clearly working, but we are not prepared to put any numbers out at this point.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Alright. Thank you very much.

Operator

David Sharret of Barclays Capital.

David Sharret - Barclays Capital - Analyst

Good morning. I just want to confirm one thing about your comments about the LD revenues first. And that was just if I look at revenue trends from the second quarter to the third quarter, 2Q — you think there’s no big adjustment left in terms of these out of period costs where 2Q to 3Q should now be organic? There isn’t some adjustment we should make to 2Q LD revenues or the overall base higher for one-time adjustments? Do you think it is a good run rate as we look to trends into the third quarter?

Al Giammarino - FairPoint Communications, Inc. - CFO

Well again, there would have been some adjustments that would have negatively impacted the Q2 LD level from a run rate standpoint. So if you are looking ahead to Q3, you would have to normalize for those adjustments in order to get sort of a good run rate picture of the LD for purposes of looking forward.

David Sharret - Barclays Capital - Analyst

So what — I mean what of the out of period adjustments then in the second quarter versus the 34.75 you reported for LD?

Al Giammarino - FairPoint Communications, Inc. - CFO

On the LD line it would’ve been about a $4 million or so adjustment.

David Sharret - Barclays Capital - Analyst

And there is nothing offsetting that anywhere else within 2Q revenues? It would just be (multiple speakers) —?

Al Giammarino - FairPoint Communications, Inc. - CFO

Well, there are as I mentioned in response to Ana’s question— there are some offsets in other revenue lines. Access would’ve had about a $2 million or so adjustment going the other way.

We can take some of these details off-line and you can talk to Brett Ellis after the call and he can walk you through that in a little bit more detail.

David Sharret - Barclays Capital - Analyst

That’s fine. But if I make all of these adjustments, the 299.6 of revenues then is still a good run rate is what I’m hearing? It’s just some more positive in LD and offset with others (multiple speakers).

Al Giammarino - FairPoint Communications, Inc. - CFO

I mean — the 299 maybe becomes 301 one or so. It is relatively modest.

David Sharret - Barclays Capital - Analyst

Okay. That’s helpful. And then getting back on the cost side, I mean you’re — you’re at a margin level now and the — and from an EBITDA perspective in the low 30s. And I know you’ve provided a business plan which you put in a press release earlier to the bondholders.

I mean, what are your thoughts around what the right margin potential is of this business? Maybe if you could sort of break out what are the big differences you see versus maybe where a Windstream, or Frontier or a Qwest Corp. margins are? What are sort of permanent differences in margins? What are things that you think you can solve more over time or do you think this is the right margin level for some reason in this business versus those others?

David Hauser - FairPoint Communications, Inc. - CEO

Let me make a comment or two on that and then Al, you can add in. We clearly need to increase our margin level and we are doing that both by increasing the revenue side and decreasing the cost side. I don’t have a percentage to give you of margin but I do think we have some cost that are larger than some of our competitors. Some of our union contracts are a bit larger.

But other than that I think you should see us move in their direction. Al, you want to add anything to that?

Al Giammarino - FairPoint Communications, Inc. - CFO

The only thing I would add in terms of some of the maybe larger differences in our margins, compared with our peer groups at this point, I would point to a couple of things. First NECA and high-cost support revenue, as you all know, when we acquired the Verizon New England property that looks a lot more like an RBOC than an RLEC from a support revenue standpoint.

So there’s a fairly, I would think, large permanent difference there. The other area would be DSL penetration where, clearly, we need to get our DSL penetration levels up significantly in northern New England compared to where we are in Legacy, and compared to where our peer group would be.

So those would be two of the larger differences that would come to my mind.

David Sharret - Barclays Capital - Analyst

And in terms of seeing some improvement in margins, some of the costs coming out, I mean can you walk us through the next few quarters with that and also the $8.7 million of cutover cost? Like how — are there any step functions there maybe in the next quarter or two with some of the actions you’ve taken?

And then beyond that improvement in margins, is it just as you said improving DSL penetration in that is sort of a longer-term prospect?

David Hauser - FairPoint Communications, Inc. - CEO

Let me just comment on that. I don’t think we are going to get into a lot of detailed forward-looking information. But I do think we will be phasing in our cost reduction as we find them and I think you’ll see some of the benefit of that in the third quarter.

You will also see revenue increases associated with DSL as our promotions work. But I don’t think we are prepared to tell you exactly how our margins are going to increase quarter to quarter.

David Sharret - Barclays Capital - Analyst

And I guess lastly just in terms of the restructuring you mentioned in your Q, you anticipate a senior note equitization among other things and I’m just wondering if, within those other things, do you expect to have to talk to the banks and get some type of near term waiver, some type of — at least having them at the table as part of these talks, given that as you said, you view as an asset you want to keep the facility, but you — even with the bonds not being cash pay on 83% you’ve exchanged, you still may violate the interest coverage test. I mean do you — is dealing with the bonds and offer do you have to talk to the banks as well?

David Hauser - FairPoint Communications, Inc. - CEO

We are in active dialogue with the bonds. It is my huge preference to resolve all of this outside of Chapter 11. But I think that depends on how successful we are with the bonds. If we are successful with the bonds then I think it could be done with just the bonds.

David Sharret - Barclays Capital - Analyst

Okay. Alright, great. Thank you.

Operator

David Barden of Bank of America.

Michael Funk - Bank of America Securities - Merrill Lynch - Analyst

Good morning. Michael Funk calling in for David.

Two quick questions. First of all stepping back a little bit higher level, I didn’t even see it for a while. How have the Company’s views changed with regard to the revenue opportunity and the acquired northeastern footprint, relative to when the transaction was originally conceived, given the increase in cable competition, internal liquidity issues and the tougher economic climate? And then just any kind of broad thoughts, though maybe specific if you have them, on the broadband stimulus and opportunities under this administration?

David Hauser - FairPoint Communications, Inc. - CEO

Okay, well, let me talk about all of that. So first of all, on the stimulus we will be filing our proposal next week. They are due on August 14 and so we have a plan and we will have a request that goes in on that date. With re — and it will be, we haven’t put any numbers in the public domain, but it will be substantial.

The second piece is with regard to opportunities in northern New England. There is no doubt that our market share here has eroded as we’ve undergone cutover and the hits to our reputation associated with cutover.

So now that we are operating in a relatively normalized way, we think it is time to start getting that reputation back. And we see substantial revenue opportunities especially in the business side in northern New England. And we are greatly encouraged by the results of our advertising campaign which suggests to us we are right that there are opportunities.

And finally we are rolling out the next generation network that gives us some opportunities that are very consequential. And you should start seeing that beginning — well, it will get rolled out this year. You may see some results in the fourth quarter, but mostly it will be next year that you see revenue results.

Operator

Thomas Egan of JPMorgan.

Thomas Egan - JPMorgan & Chase Co. - Analyst

Thank you for taking my questions. If you could maybe talk a little bit about the detailed business plan you delivered to your financial advisors? Is that the outline that you gave us today, the three immediate areas of focus, is that basically a summary of that plan or are there other details in that plan that you could share with us today?

David Hauser - FairPoint Communications, Inc. - CEO

I think what we’ve told you today about the three areas of focus and about our desire to do it outside of bankruptcy and our ability to do it with just the bonds, if it was outside of bankruptcy, I think that really encapsulates everything that is reflected in the business plan. I can’t think of anything in the business plan — of course we can’t get into specifics, but I can’t think of anything in a broad way in the business plan that’s not reflected in that discussion.

Al, would you agree with that?

Al Giammarino - FairPoint Communications, Inc. - CFO

I would concur, David.

Thomas Egan - JPMorgan & Chase Co. - Analyst

And then with respect to being able to do this with just discussing things with the bondholders, if you do a debt for equity exchange, that would require majority shareholder approval. Correct?

David Hauser - FairPoint Communications, Inc. - CEO

Al, you or Shirley want to chime in?

Al Giammarino - FairPoint Communications, Inc. - CFO

Yes. I can take that. If we equitize the bonds fully it would — that transaction would require shareholder approval and it would be a simple majority vote.

Thomas Egan - JPMorgan & Chase Co. - Analyst

Have you discussed at a high level with any of the key stakeholders either the shareholders or the bank loan holders to get their ideas about what may be possible with respect to that? Have you discussed any of that with any of those key stakeholders other than the bondholders?

David Hauser - FairPoint Communications, Inc. - CEO

I would say we are — we have had some modest dialogue, but nothing substantial at this point.

Thomas Egan - JPMorgan & Chase Co. - Analyst

Okay and then one just quick last question. You mentioned that your new broadband promotions were pretty successful, that you were running somewhere in the vicinity of 20 to 25% new broadband connections over what you had seen when you weren’t having promotions.

Could you give us a sense of out of those new broadband connections, what roughly proportion — percentage of those were existing customers versus new customers?

David Hauser - FairPoint Communications, Inc. - CEO

Well I don’t know that. I think the answer is: we don’t have that information in front of us.

Thomas Egan - JPMorgan & Chase Co. - Analyst

Okay. I will follow up with Brett. Thank you.

Operator

Matt Swope of Broadpoint Capital.

Matt Swope - Broadpoint Capital - Analyst

Good morning. Could you just talk — and I don’t mean to beat a dead horse here, but could you talk a little bit about any conversations you’ve had with the bank debt so far? Is it just too expensive to deal with them? Or have the two sides been too far apart to make those discussions worth continuing?

David Hauser - FairPoint Communications, Inc. - CEO

I would say it this way — I would say we believe that the bank debt as it is structured is an asset of the Company and if we need to change it then we certainly will go down that path if that ends up being the path we need to go down, but we do not think that is in the best interest of the Company or the bondholders.

So that is why we haven’t gone down that path.

Al Giammarino - FairPoint Communications, Inc. - CFO

David, if I could just add one thing. We do have some disclosure in the 10-Q. We did have some initial discussions with the banks before we decided to embark on the first exchange offer and the disclosure in the Q basically indicates that it was pretty clear to us that it would be quite expensive and quite costly from a restrictive standpoint in terms of tightening up the facility to a point where we felt that moving ahead with the PIK exchange offer with the bondholders made sense.

Matt Swope - Broadpoint Capital - Analyst

Thank you. Just a separate question. You filed an 8-K a couple of weeks ago with a target-adjusted covenant EBITDA of $713 million over the current 6 quarter period that started on July 1. Could you talk a little bit about where that number comes from?

If that is a reach number, if that’s a medium number, how you guys thought about that?

David Hauser - FairPoint Communications, Inc. - CEO

Let me speak to that in general and then, Al, you might want to add to that. That was filed, based on my particular contract. And so obviously I think it’s an attainable number. So is it a stretch? I think the answer is yes. But is it attainable? I honestly believe the answer is yes. Al, do you want to add anything to that?

Al Giammarino - FairPoint Communications, Inc. - CFO

Yes I really don’t have anything to add beyond what we have already talked about in terms of the business plan and so forth.

Matt Swope - Broadpoint Capital - Analyst

And one last one. Could you talk about in northern New England the competitive behavior of both Time Warner Cable and Comcast? Have they been especially aggressive as you have gone through this transition period?

David Hauser - FairPoint Communications, Inc. - CEO

I think the answer is they certainly have tried to take advantage of the situation when we were going through cutover, when we did not have promotions, when the press has been giving us a hard time. I think they have tried to take advantage of that situation and certainly their advertising is directed at trying to get some of our customers.

Matt Swope - Broadpoint Capital - Analyst

That’s great. Thanks.

Operator

Ana Goshko of Bank of America.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Thank you. I just had to sneak one back in. You had a really big use of working capital in the quarter which I think you touched on in part, but per my math it was $75 million and I know that you’ve highlighted the collections issues. I also seem to have recalled in the press that there were some issues with the PUCs actually preventing you from collecting on some bills.

So wondering if you feel you are in the clear now on being able to make progress in collections and should we expect a swing back, a pretty notable swing back in the working capital over the next quarter to be a source of cash?

David Hauser - FairPoint Communications, Inc. - CEO

I’m sitting here looking at the team, saying the answer to that is yes. We should expect a significant swing back in our collections.

Al Giammarino - FairPoint Communications, Inc. - CFO

And just in terms of the $75 million, there is some — I will use the word ‘gymnastics’ in the cash flow statement. There’s a big use on the line accounts payable and accrued liabilities. And a big portion of that had to do with the Verizon settlement and was effectively non-cash and is offset elsewhere in the operating cash flow buildup.

So don’t just take the working capital lines and add them up and assume that is the true cash flow impact.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Okay. So I (multiple speakers).

Al Giammarino - FairPoint Communications, Inc. - CFO

We call that the collections and the buildup in receivables clearly was the largest cash impacting piece of working capital. And I think we called that out.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Well, I am of the school that cash flow statements don’t lie. So I guess then we’re — if there was a $75 million use of cash and where did that go?

David Hauser - FairPoint Communications, Inc. - CEO

Again, part of it was offset in other line items on the cash flow statement. Again I would suggest we are getting into a level of detail that probably goes beyond what we should on this call. We can follow up separately. You can give Brett a call and he can walk you through it.

Ana Goshko - Bank of America Securities - Merrill Lynch - Analyst

Okay that’s fine. Thank you very much.

David Hauser - FairPoint Communications, Inc. - CEO

Let’s take one more question if we can.

Operator

Eric Hsieo of Silverlake Financial.

Eric Hsieo - Silverlake Financial - Analyst

My question has been answered already. Thanks.

David Hauser - FairPoint Communications, Inc. - CEO

Okay, well, that was easy enough. Well, I appreciate everybody’s time today. And Brett and his team are ready for further questions as appropriate. And we look forward to continuing to work with you.

Operator

Thank you. That does conclude today’s FairPoint Communications second quarter 2009 earnings conference call. You may now disconnect.

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